Exhibit 99.1

Enerpac Tool Group Reports Third Quarter Fiscal 2021 Results and Provides Outlook for Remainder of Fiscal Year

  Third Quarter of Fiscal 2021 Highlights*

  Returned to year-over-year core growth in all regions. Net sales from continuing operations were $143 million for the third fiscal quarter ended May 31, 2021 compared to $121 million in the second quarter of fiscal 2021, a 19% sequential improvement. Industrial Tools & Services (IT&S) product core sales grew 44% year-over-year in the third quarter compared to a 10% year-over-year decline in the second quarter.
  Generated cash flow from operations of $12 million in the quarter ended May 31, 2021 compared to $13 million in the third quarter of fiscal 2020. Free cash flow was $35 million in the quarter ended May 31, 2021 compared to $11 million in the quarter ended May 31, 2020.
  Consolidated core sales for the quarter increased 36% year-over-year, with product sales increasing 40% and service sales increasing 23%. The net year-over-year impact on net sales from acquisitions and divestitures/strategic exits was immaterial, while foreign currency benefited net sales by 6%.
  GAAP operating margin from continuing operations was 15.9% for the quarter versus (2.0%) in the third quarter of fiscal 2020. Adjusted operating margin from continuing operations was 13.6% for the quarter ended May 31, 2021 compared to 0.1% for the quarter ended May 31, 2020.
  Net income from continuing operations was $25.3 million compared to a net loss from continuing operations in the prior year period of $4.9 million.
  Adjusted EBITDA margin from continuing operations was 17.1% in the third quarter of fiscal 2021 compared to 6.5% in the third quarter of fiscal 2020.
  Achieved year-over-year incremental adjusted EBITDA margins of 47%, excluding the impact of foreign currency, better than the high end of our target incremental margin range of 35-45%.
  GAAP diluted earnings per share (“EPS”) from continuing operations was $0.42 in the third quarter of fiscal 2021 compared to a loss per share from continuing operations of ($0.08) in the prior year period. Adjusted diluted EPS from continuing operations was $0.28 in the third quarter of fiscal 2021 compared to an adjusted loss per share from continuing operations of ($0.06) in the third quarter of fiscal 2020.
  Leverage (Net Debt to Adjusted EBITDA) was 1.1x at May 31, 2021 compared to 2.1x at February 28, 2021.

  *This news release contains financial measures in accordance with US Generally Accepted Accounting Principles (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP historical financial measures can be found in the tables accompanying this release. Incremental (or decremental) Adjusted EBITDA margin is equivalent to the change in Adjusted EBITDA divided by the change in Net Sales for the comparable periods.

MILWAUKEE--(BUSINESS WIRE)--June 29, 2021--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) today announced results for its fiscal third quarter ended May 31, 2021.

“We are pleased with our return to year-over-year organic sales growth and the increased momentum as we progressed throughout the quarter,” said Randy Baker, Enerpac Tool Group’s President and CEO. “The continued positive sentiment among our distributors, the overall strength we are seeing across our vertical markets and product order rates in line with fiscal 2019 gives us confidence that our business will return to pre-COVID levels as we exit fiscal 2021.”

Mr. Baker added, “As expected, we saw economies recover and business activities normalize across many parts of the world but there are still some regions that remain challenged by pandemic related lockdowns. Our teams executed exceptionally well through the inflationary pressures, labor shortages and supply chain constraints that are impacting Enerpac Tool Group as well as many other companies around the world. I am incredibly proud of our team’s success in meeting customer demand and delivering a strong quarter despite these challenges. Enerpac Tool Group is well positioned to execute our strategic growth initiatives as the markets we serve continue to recover across the globe. With our strong balance sheet, we remain focused on new product development, driving organic growth and pursuing disciplined acquisition opportunities as we continue driving increased profitability and create value for all our stakeholders.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended		Nine Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
Net Sales	$143.1	$101.9	$383.2	$381.9
Net Income (Loss)	$25.3	($4.9)	$33.7	$5.4
Earnings (Loss) Per Share	$0.42	($0.08)	$0.56	$0.09
Adjusted Diluted Earnings (Loss) Per Share	$0.28	($0.06)	$0.43	$0.15
  Consolidated net sales from continuing operations for the third quarter were $143.1 million compared to $101.9 million in the prior year third quarter. Core sales improved 36% year-over-year, with product sales up 40% and service up 23%. The net impact of acquisitions and divestitures/strategic exits was immaterial, while the impact of foreign currency increased net sales by 6%.
  Fiscal 2021 third quarter GAAP net income from continuing operations and diluted earnings per share from continuing operations were $25.3 million and $0.42, respectively, compared to a net loss from continuing operations of ($4.9) million and loss per share from continuing operations of ($0.08) in the third quarter of fiscal 2020. Fiscal 2021 third quarter net income from continuing operations included:
    Restructuring charges of $1.6 million ($1.3 million, or $0.02 per share, after tax), related to a previously announced restructuring plan;
    Corporate Development and Board search charges of $0.6 million ($0.4 million, or $0.01 per share, after tax);
    Gain on sale of facility, net of transaction charges of $5.4 million ($2.4 million, or $0.04 per share, after tax) related to the sale of a large manufacturing facility in China as part of our footprint rationalization; and
    Tax benefits of $7.5 million ($0.12 per share) related to the release of uncertain tax positions upon closure of income tax audits.
  Fiscal 2020 third quarter net loss from continuing operations included a net impairment & divestiture gain of $1.4 million ($1.0 million, or $0.02 per share, after tax), restructuring charges of $3.3 million ($2.2 million, or $0.04 per share, after tax) primarily related to the restructuring plan announced in March 2020 to reduce redundant segment and corporate costs along with facility consolidations, and purchase accounting charges of $0.2 million ($0.2 million after tax).
  Excluding the items detailed above, adjusted diluted EPS from continuing operations was $0.28 for the third quarter of fiscal 2021 compared to an adjusted loss per share from continuing operations of ($0.06) in the comparable prior year period.
  Consolidated net sales for the nine months ended May 31, 2021 were $383.2 million, compared to $381.9 million in the comparable prior year period. Core sales were down 1% year-over-year, while the net impact of acquisitions and divestitures/strategic exits decreased net sales by 1% and the impact of foreign currency benefited net sales by 2%.
  Consolidated net income from continuing operations and diluted EPS from continuing operations for the nine months ended May 31, 2021 were $33.7 million and $0.56, respectively, compared to net income from continuing operations and diluted EPS from continuing operations of $5.4 million and $0.09, respectively, in the comparable prior year period.

Industrial Tools & Services (IT&S)
(US$ in millions)
	Three Months Ended		Nine Months Ended
	May 31, 2021	May 31, 2020	May 31, 2021	May 31, 2020
Sales	$133.4	$92.9	$358.3	$351.8
Operating Profit	$23.8	$7.6	$54.8	$54.3
Adjusted Op Profit (1)	$25.3	$8.2	$57.5	$55.1
Adjusted Op Profit % (1)	19.0%	8.9%	16.1%	15.7%

(1) Excludes $1.5 million of restructuring charges in the third quarter of fiscal 2021 compared to $1.8 million of restructuring charges, $1.4 million of net impairment & divestiture gains, and $0.2 million of purchase accounting charges in the third quarter of fiscal 2020. The nine months ended May 31, 2021 excludes $2.2 million of restructuring charges and $0.5 million of net impairment & divestiture charges compared to $4.0 million of restructuring charges, $3.6 million of net impairment & divestiture gains, and $0.4 million of purchase accounting charges in the nine months ended May 31, 2020.

  Third quarter fiscal 2021 net sales were $133.4 million, 44% higher than the prior fiscal year’s third quarter net sales. Core sales increased 39% year-over-year, while the net impact of acquisitions and divestitures/strategic exits was immaterial and the impact of foreign currency increased net sales by 6%.
  The increase in revenue is attributable to the broad-based market recovery as regions of the world return to normalized levels of activity coming out of the pandemic.
  Adjusted operating profit margin of 19.0% in the quarter increased year-over-year primarily due to increased sales volume and savings from cost management and restructuring initiatives.

Corporate Expenses and Income Taxes (excluding non-GAAP adjustments)

  Corporate expenses from continuing operations of $5.8 million for the third quarter of fiscal 2021 were $2.4 million lower than the comparable prior year period, primarily resulting from lower operating costs due to the prior fiscal year divestiture of the former Engineered Components & Systems (EC&S) segment, savings from equity compensations costs and lower consulting fees offset by higher insurance, legal and incentive compensation costs.
  The fiscal 2021 third quarter effective income tax rate from continuing operations of approximately 3% was higher than the third quarter fiscal 2020 rate of approximately (7)%.

Discontinued Operations

Discontinued operations represent operating results for the divested EC&S segment through the October 31, 2019 completion date of the divestiture, as well as impacts from certain retained liabilities subsequent to the completion date.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	May 31, 2021	February 28, 2021	May 31, 2020
Cash Balance	$136.3	$115.3	$163.6
Debt Balance	$195.0	$210.0	$286.5
Net Debt to Adjusted EBITDA**	1.1	2.1	1.8

Net debt at May 31, 2021 was approximately $59 million (total debt of $195 million less $136 million of cash), which decreased approximately $36 million from the prior quarter. Net Debt to Adjusted EBITDA from continuing operations was 1.1x at May 31, 2021.

**Calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility

Outlook

Mr. Baker continued, “As we move into the last quarter of fiscal 2021, we anticipate strengthening business trends and remain optimistic that our global end markets will continue on the path to returning to a pre-pandemic level of activity. We previously guided expected sales to be in a range of $280 million to $290 million for the second half of fiscal 2021, with continuing sequential improvement through the end of the fiscal year and anticipated incremental Adjusted EBITDA margins at the high end of 35% to 45%, excluding the impact of currency. Given our strong third quarter results, we believe that the sales range will be $290 million to $295 million for the second half of fiscal 2021, implying fourth quarter sales of $147 million to $152 million, with incremental Adjusted EBITDA margins on the high end of the range provided.”

Mr. Baker concluded, “Looking ahead, as end markets continue to recover, Enerpac Tool Group is well positioned to grow through new product development and organic growth in key vertical markets and inorganically through strategic acquisitions. We are encouraged by the broad-based improvement in the third quarter, confident in our ability to accelerate growth and look forward to executing our strategy to generate substantial shareholder value.”

Conference Call Information

An investor conference call is scheduled for 10:00 am CT today, June 29, 2021. Webcast information and conference call materials are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and uncertainties, Enerpac Tool Group’s results are subject to risks and uncertainties arising from general economic conditions, the COVID-19 pandemic, including the impact of the pandemic or related government responses on the Company’s business, the businesses of the Company’s customers and vendors, employee mobility, and whether the Company’s business and those of its customers and vendors will continue to be treated as “essential” operations under government orders restricting business activities or, even if so treated, whether site-specific health and safety concerns related to COVID-19 might otherwise require operations to be halted for some period of time, volatile oil pricing, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, the impact of restructurings, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax law changes, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2020 filed with the Securities and Exchange Commission for further information regarding risk factors. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. These non-GAAP measures include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings (loss) from continuing operations, adjusted diluted earnings (loss) per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit and net debt. This press release includes reconciliations of historical non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. This press release does not include a quantitative reconciliation of non-GAAP measures presented for any future period as such a reconciliation is not practicable. Such future-period measures are presented in a manner consistent with the presentation thereof for historical periods. Management believes the non-GAAP measures presented in this press release are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

(tables follow)

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	May 31,	August 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$136,279	$152,170
Accounts receivable, net	112,590	84,170
Inventories, net	74,743	69,171
Other current assets	48,205	35,621
Total current assets	371,817	341,132

Property, plant and equipment, net	50,147	61,405
Goodwill	286,933	281,154
Other intangible assets, net	57,626	62,382
Other long-term assets	76,179	78,221

Total assets	$842,702	$824,294

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$59,898	$45,069
Accrued compensation and benefits	22,136	17,793
Income taxes payable	7,656	1,937
Other current liabilities	44,753	40,723
Total current liabilities	134,443	105,522

Long-term debt, net	195,000	255,000
Deferred income taxes	2,514	1,708
Pension and postretirement benefit liabilities	19,200	20,190
Other long-term liabilities	74,634	82,648
Total liabilities	425,791	465,068

Shareholders' equity
Capital stock	16,598	16,519
Additional paid-in capital	200,963	193,492
Treasury stock	(667,732)	(667,732)
Retained earnings	950,482	917,671
Accumulated other comprehensive loss	(83,400)	(100,724)
Stock held in trust	(2,999)	(2,562)
Deferred compensation liability	2,999	2,562
Total shareholders' equity	416,911	359,226

Total liabilities and shareholders' equity	$842,702	$824,294

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2021	2020	2021	2020
Net sales	$143,149	$101,879	$383,233	$381,939
Cost of products sold	76,302	59,932	206,346	209,211
Gross profit	66,847	41,947	176,887	172,728

Selling, general and administrative expenses	40,468	40,766	130,061	142,842
Amortization of intangible assets	2,061	2,174	6,333	6,167
Restructuring charges	1,571	2,448	2,430	6,348
Impairment & divestiture (benefit) charges	-	(1,443)	539	(3,567)
Operating profit (loss)	22,747	(1,998)	37,524	20,938

Financing costs, net	1,340	4,552	4,395	15,911
Other expense (income), net	540	(1,213)	1,598	(1,682)
Earnings (loss) before income tax (benefit) expense	20,867	(5,337)	31,531	6,709

Income tax (benefit) expense	(4,390)	(407)	(2,132)	1,349
Net earnings (loss) from continuing operations	25,257	(4,930)	33,663	5,360
Loss from discontinued operations, net of income taxes	(226)	(69)	(852)	(6,076)
Net earnings (loss)	$25,031	$(4,999)	$32,811	$(716)

Earnings (loss) per share from continuing operations
Basic	$0.42	$(0.08)	$0.56	$0.09
Diluted	0.42	(0.08)	0.56	0.09

Loss per share from discontinued operations
Basic	$(0.00)	$(0.00)	$(0.01)	$(0.10)
Diluted	(0.00)	(0.00)	(0.01)	(0.10)

Earnings (loss) per share
Basic	$0.42	$(0.08)	$0.55	$(0.01)
Diluted	0.41	(0.08)	0.54	(0.01)

Weighted average common shares outstanding
Basic	60,144	59,826	59,964	60,012
Diluted	60,574	59,826	60,312	60,358

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2021	2020	2021	2020
Operating Activities
Cash provided by operating activities - continuing operations	11,869	13,665	25,369	5,361
Cash used in operating activities - discontinued operations	(226)	(627)	(480)	(21,064)
Cash provided by (used in) operating activities	11,643	13,038	24,889	(15,703)

Investing Activities
Capital expenditures	(3,874)	(2,341)	(9,504)	(9,308)
Proceeds from sale of property, plant and equipment	21,806	185	22,401	635
Lease buyout for divested business	-	-	-	(575)
Life Insurance Proceeds	2,911	-	2,911	-
Cash paid for business acquisitions, net of cash acquired	-	10	-	(33,434)
Proceeds from sale of business, net of transaction costs	-	1,500	-	10,226
Cash provided by (used in) investing activities - continuing operations	20,843	(646)	15,808	(32,456)
Cash provided by investing activities - discontinued operations	-	-	-	208,391
Cash provided by (used in) investing activities	20,843	(646)	15,808	175,935

Financing Activities
Principal repayments on term loan	-	-	-	(175,000)
Borrowings on revolving credit facility	-	-	10,000	100,000
Principal repayments on revolving credit facility	(15,000)	-	(70,000)	(100,000)
Purchase of treasury shares	-	(9,715)	-	(27,520)
Stock options, taxes paid related to the net share settlement of equity awards & other	1,767	(284)	(32)	(1,459)
Payment of cash dividend	-	-	(2,394)	(2,419)
Cash used in financing activities - continuing operations	(13,233)	(9,999)	(62,426)	(206,398)
Cash provided by financing activities - discontinued operations	-	-	750	-
Cash used in financing activities	(13,233)	(9,999)	(61,676)	(206,398)

Effect of exchange rate changes on cash	1,772	(2,227)	5,088	(1,382)
Net cash increase (decrease) from continuing operations	21,251	793	(16,161)	(234,875)
Net cash (decrease) increase from discontinued operations	(226)	(627)	270	187,327
Net increase (decrease) from cash and cash equivalents	21,025	166	(15,891)	(47,548)
Cash and cash equivalents - beginning of period	115,254	163,437	152,170	211,151
Cash and cash equivalents - end of period	$136,279	$163,603	$136,279	$163,603

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(Dollars in thousands)	Fiscal 2020					Fiscal 2021
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tool & Services Segment	$135,592	$123,361	$92,865	$103,044	$454,863	$112,175	$112,739	$133,400	$-	$358,315
Other	11,082	10,025	9,014	8,309	38,429	7,255	7,915	9,749	-	24,918
Total	$146,674	$133,386	$101,879	$111,353	$493,292	$119,430	$120,654	$143,149	$-	$383,233

% Sales Growth
Industrial Tool & Services Segment	-9%	-17%	-44%	-29%	-25%	-17%	-9%	44%	-	2%
Other	12%	-2%	-21%	-39%	-15%	-35%	-21%	8%	-	-17%
Total	-7%	-17%	-43%	-30%	-25%	-19%	-10%	41%	-	0%

Operating Profit (Loss) from Continuing Operations
Industrial Tool & Services Segment	$25,928	$20,963	$8,228	$12,166	$67,284	$17,362	$14,880	$25,304	$-	$57,546
Other	399	(684)	21	(1,371)	(1,635)	(1,662)	(1,834)	14	-	(3,482)
Corporate / General	(11,342)	(10,349)	(8,197)	(6,158)	(36,045)	(6,282)	(6,289)	(5,808)	-	(18,379)
Adjusted operating profit	$14,985	$9,930	$52	$4,637	$29,604	$9,418	$6,757	$19,510	$-	$35,685
Impairment & divestiture benefit (charges)	1,356	768	1,443	(408)	3,159	(139)	(401)	-	-	(539)
Restructuring & other exit charges (1)	(1,972)	(1,929)	(3,292)	(987)	(8,179)	(210)	(649)	(1,571)	-	(2,430)
Purchase accounting inventory step-up charge	-	(202)	(201)	-	(403)	-	-	-	-	-
Gain on sale of facility, net of transaction charges	-	-	-	-	-	-	-	5,359	-	5,359
Corporate development and board search charges	-	-	-	-	-	-	-	(551)	-	(551)
Operating profit (loss)	$14,369	$8,567	$(1,998)	$3,242	$24,181	$9,069	$5,707	$22,747	$-	$37,524

Adjusted Operating Profit %
Industrial Tool & Services Segment	19.1%	17.0%	8.9%	11.8%	14.8%	15.5%	13.2%	19.0%	-	16.1%
Other	3.6%	-6.8%	0.2%	-16.5%	-4.3%	-22.9%	-23.2%	0.1%	-	-14.0%
Adjusted Operating Profit %	10.2%	7.4%	0.1%	4.2%	6.0%	7.9%	5.6%	13.6%	-	9.3%

EBITDA from Continuing Operations (2)
Earnings (loss) from continuing operations	$6,372	$3,918	$(4,930)	$197	$5,557	$4,822	$3,584	$25,257	$-	$33,663
Financing costs, net	6,729	4,630	4,552	3,307	19,218	1,716	1,338	1,340	-	4,395
Income tax expense (benefit)	950	806	(407)	943	2,292	2,258	1	(4,390)	-	(2,132)
Depreciation & amortization	4,779	5,277	5,318	5,347	20,720	5,458	5,507	5,473	-	16,438
EBITDA	$18,830	$14,631	$4,533	$9,794	$47,787	$14,254	$10,430	$27,680	$-	$52,364

Adjusted EBITDA from Continuing Operations (2)
Industrial Tool & Services Segment	$28,996	$24,022	$11,906	$15,938	$80,862	$21,002	$18,210	$28,873	$-	$68,085
Other	1,275	244	926	(449)	1,996	(740)	(942)	897	-	(785)
Corporate / General	(10,825)	(8,272)	(6,249)	(5,058)	(30,406)	(5,659)	(5,788)	(5,327)	-	(16,775)
Adjusted EBITDA	$19,446	$15,994	$6,583	$10,431	$52,452	$14,603	$11,480	$24,443	$-	$50,525
Impairment & divestiture benefit (charges)	1,356	768	1,443	(408)	3,159	(139)	(401)	-	-	(539)
Restructuring & other exit charges (1)	(1,972)	(1,929)	(3,292)	(987)	(8,179)	(210)	(649)	(1,571)	-	(2,430)
Purchase accounting inventory step-up charge	-	(202)	(201)	-	(403)	-	-	-	-	-
Pension curtailment	-	-	-	758	758	-	-	-	-	-
Gain on sale of facility, net of transaction charges	-	-	-	-	-	-	-	5,359	-	5,359
Corporate development and board search charges	-	-	-	-	-	-	-	(551)	-	(551)
EBITDA	$18,830	$14,631	$4,533	$9,794	$47,787	$14,254	$10,430	$27,680	$-	$52,364

Adjusted EBITDA %
Industrial Tool & Services Segment	21.4%	19.5%	12.8%	15.5%	17.8%	18.7%	16.2%	21.6%	-	19.0%
Other	11.5%	2.4%	10.3%	-5.4%	5.2%	-10.2%	-11.9%	9.2%	-	-3.2%
Adjusted EBITDA %	13.3%	12.0%	6.5%	9.4%	10.6%	12.2%	9.5%	17.1%	-	13.2%

Notes:
(1) Approximately $0.8 million of the Q3 fiscal 2020 restructuring & other exit charges were recorded in cost of products sold.
(2) EBITDA represents net earnings (loss) from continuing operations before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon GAAP. The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations. EBITDA and adjusted EBITDA should not be considered as alternatives to net earnings (loss), operating profit (loss) or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(Dollars in thousands, except for per share amounts)
	Fiscal 2020					Fiscal 2021
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (Loss) (3)
Net Earnings (Loss)	$2,121	$2,162	$(4,999)	$1,439	$723	$4,598	$3,182	$25,031	$-	$32,811
(Loss) Earnings from Discontinued Operations, net of income tax	(4,251)	(1,756)	(69)	1,242	(4,834)	(224)	(402)	(226)	-	(852)
Earnings (Loss) from Continuing Operations	$6,372	$3,918	$(4,930)	$197	$5,557	$4,822	$3,584	$25,257	$-	$33,663
Impairment & divestiture (benefit) charges	(1,356)	(768)	(1,443)	408	(3,159)	139	401	-	-	539
Restructuring & other exit charges	1,972	1,929	3,292	987	8,179	210	649	1,571	-	2,430
Accelerated debt issuance costs	625	-	-	1,041	1,666	-	-	-	-	-
Purchase accounting inventory step-up charge	-	202	201	-	403	-	-	-	-	-
Pension curtailment	-	-	-	(758)	(758)	-	-	-	-	-
Gain on sale of facility, net of transaction charges	-	-	-	-	-	-	-	(5,359)	-	(5,359)
Corporate development and board search charges	-	-	-	-	-	-	-	551	-	551
Net tax effect of reconciling items above	(52)	(57)	(624)	(503)	(1,236)	(15)	(100)	2,647	-	2,532
Other income tax benefit	-	(74)	-	-	(74)	-	(632)	(7,523)	-	(8,155)
Adjusted Earnings (Loss) from Continuing Operations (4)	$7,561	$5,150	$(3,504)	$1,372	$10,578	$5,156	$3,902	$17,144	$-	$26,201

Adjusted Diluted Earnings (loss) per share (3)
Net Earnings (Loss)	$0.03	$0.04	$(0.08)	$0.02	$0.01	$0.08	$0.05	$0.41	$-	$0.54
(Loss) Earnings from Discontinued Operations, net of income tax	(0.07)	(0.03)	0.00	0.02	(0.08)	(0.00)	(0.01)	(0.00)	-	(0.01)
Earnings (Loss) from Continuing Operations	$0.11	$0.06	$(0.08)	$0.00	$0.09	$0.08	$0.06	$0.42	$-	$0.56
Impairment & divestiture (benefit) charges, net of tax effect	(0.02)	(0.01)	(0.02)	0.00	(0.04)	0.00	0.01	-	-	0.01
Restructuring & other exit charges, net of tax effect	0.02	0.04	0.04	0.02	0.11	0.00	0.01	0.02	-	0.04
Accelerated debt issuance costs, net of tax effect	0.01	-	-	0.01	0.02	-	-	-	-	-
Purchase accounting inventory step-up charge, net of tax effect	-	0.00	0.00	-	0.01	-	-	-	-	-
Pension curtailment, net of tax effect	-	-	-	(0.01)	(0.01)	-	-	-	-	-
Gain on sale of facility, net of transaction charges	-	-	-	-	-	-	-	(0.04)	-	(0.04)
Corporate development and board search charges	-	-	-	-	-	-	-	0.01	-	0.01
Other income tax benefit	-	0.00	-	-	-	-	(0.01)	(0.12)	-	(0.14)
Adjusted Diluted Earnings (Loss) per share from Continuing Operations (4)	$0.12	$0.09	$(0.06)	$0.02	$0.18	$0.09	$0.06	$0.28	$-	$0.43

Free Cash Flow (5)
Cash (used in) provided by operating activities	$(22,927)	$(5,814)	$13,038	$12,544	$(3,159)	$8,667	$4,579	$11,643	$-	$24,889
Capital expenditures	(3,187)	(3,780)	(2,341)	(2,745)	(12,053)	(1,905)	(3,725)	(3,874)	-	(9,504)
Proceeds from sale of property, plant and equipment	162	288	185	73	708	47	548	21,806	-	22,401
Other	1,353	122	-	12	1,487	(2)	(518)	4,937	-	4,417
Free Cash Flow	$(24,599)	$(9,184)	$10,882	$9,884	$(13,017)	$6,807	$884	$34,512	$-	$42,203

Notes continued:
(3) Adjusted earnings (loss) from continuing operations and adjusted diluted earnings (loss) per share represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon generally accepted accounting principles (GAAP) and should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Q3 Fiscal 2020 results included an adjusted loss from continuing operations, therefore adjusted loss per share is not diluted and is, instead, calculated with basic shares.
(5) Free cash flow primarily represents the operating cash flow, proceeds from the sale of property, plant and equipment combined with capital expenditures.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings (loss) per share from continuing operations.

Contacts

Bobbi Belstner
Senior Director, Investor Relations and Strategy
262.293.1912